EXHIBIT 10.26

SYNAPTICS INCORPORATED

CHANGE OF CONTROL SEVERANCE POLICY FOR PRINCIPAL EXECUTIVE OFFICERS

Effective June 28, 2019

1.Purpose. The purpose of this Synaptics Incorporated Change of Control Severance Policy for Principal Executive Officers (the “CoC Severance Policy”) is to provide a fair framework in the event of the termination of employment of one or more key executive officers (an “Executive”) of Synaptics Incorporated or any subsidiary of Synaptics Incorporated (collectively, the “Company”).

2.Covered Principal Executive Officers. This CoC Severance Policy shall be applicable to each Executive to the extent such Executive has been designated and notified in writing by the Company upon nomination by the Chief Executive Officer (the “CEO”) and approval of the Board of Directors (the “Board”) or the Compensation Committee of the Board of Directors (the “Committee”).

3.Definitions.

(a)	Change of Control. For the purpose of this CoC Severance Policy, a “Change of Control” shall mean any of the following:

(i)

Change of Control. A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, or if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, which serve similar purposes;

(ii)

Tender Offer. A tender offer or exchange offer is made whereby the effect of such offer is to take over and control the Company, and such offer is consummated for the equity securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities;

(iii)

Merger or Consolidation. The stockholders of the Company shall approve a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction that would result in at least 50% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction;

(iv)

Liquidation or Sale of Assets. The stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company’s assets to another person, which is not a wholly owned subsidiary of the Company (i.e., 50% or more of the total assets of the Company); or

(v)

Stockholdings. Any “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under that act), directly or indirectly of more than 50% of the total voting power represented by the Company’s then outstanding voting securities.

(b)

Change of Control Period.  The “Change of Control Period” shall mean the period commencing on the date that is three (3) months prior to the Effective Date and ending on the eighteen (18) month anniversary of the Effective Date.

(c)	Effective Date. The “Effective Date” shall be the closing date of the transaction on which a Change of Control occurs.

(d)

Good Cause. “Good Cause,” as it applies to the determination of the Company to terminate the employment of an Executive, shall mean any one or more of the following: (i) Executive’s willful, material, and irreparable breach of Executive’s duties to the Company; (ii) Executive’s gross negligence in the performance or intentional nonperformance (continuing for 30 days after receipt of written notice of need to cure) of any of Executive’s material duties and responsibilities; (iii) Executive’s willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company, which materially and adversely affects the operations or reputation of the Company; (iv) Executive’s indictment for, conviction of, or guilty plea to a felony crime involving dishonesty or moral turpitude whether or not relating to the Company; or (v) a confirmed positive illegal drug test result.

(e)

Good Reason. “Good Reason,” as it applies to the determination by an Executive to terminate the Executive’s employment shall mean the occurrence of any of the following events without Executive’s prior written approval: (i) Executive is demoted by means of a material reduction in authority, responsibilities, or duties or Executive is required to render Executive’s primary employment services from a Company location that is more than 50 miles from the Company location from which Executive provides employment services to the Company at the time Executive becomes an Executive other than as has been previously contemplated by the Company and Executive; (ii) Executive’s annual base salary for a fiscal year is reduced to a level that is less than 90% of the base salary paid to Executive during the prior fiscal year; or (iii) Executive’s Targeted Bonus is reduced to a level that is less than ninety percent (90%) of the Targeted Bonus for Executive during the prior fiscal year.

(f)

Insurance Coverage.  “Insurance Coverage” shall mean, for Executive and/or Executive’s family who are qualified to participate, as the case may be, all benefits under welfare benefit plans, practices, policies, and programs provided by the Company and its subsidiaries (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death, and travel accident insurance plans and programs), at least as favorable as the most favorable of such plans, practices, policies, and programs in effect at any time during the one hundred eighty (180) day period immediately preceding the Effective Date or, if more favorable to Executive and/or Executive’s family, as in effect at any time thereafter with respect to other key executives.

(g)

Targeted Bonus.  “Targeted Bonus” shall mean, for each fiscal year of the Company, either (i) a bonus program in which Executive shall be entitled to participate, which provides Executive with a reasonable opportunity, based on the past compensation practices of the Company and Executive’s then base salary, to maintain or increase Executive’s total compensation compared to the previous fiscal year or (ii) a targeted bonus based on such factors as the Board may determine.

4.Termination; Rights on Termination.

(a)	Termination. Executive’s employment under this CoC Severance Policy may be terminated in any one of the followings ways:

(i)

Death of Executive.  The employment of Executive shall terminate during the Change of Control Period immediately upon Executive’s death.  In the event Executive’s employment is terminated as a result of Executive’s death, Executive shall have no right under this CoC Severance Policy to any severance compensation.

(ii)

Disability of Executive.  If, during the Change of Control Period, as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from Executive’s full-time duties hereunder for six (6) consecutive months, then thirty (30) days after giving written notice to Executive (which notice may occur before or after the end of such six (6) month period, but which shall not be effective earlier than the last day of such six (6) month period), the Company may terminate Executive’s employment provided Executive is unable to resume Executive’s full-time duties at the conclusion of such notice period.  Also, Executive may terminate Executive’s employment if Executive’s health should become impaired to an extent that makes the continued performance of Executive’s duties hereunder hazardous to Executive’s physical or mental health or Executive’s life, provided that Executive shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company’s request made within ten (10) days of the date of such written statement, Executive shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Executive or Executive’s doctor and such doctor shall have concurred in the conclusion of Executive’s doctor.  In the event Executive’s employment is terminated as a result of Executive’s disability, Executive shall have no right under this CoC Severance Policy to any severance compensation.

(iii)

Termination by the Company for Good Cause.  The Company may terminate Executive’s employment during the Change of Control Period upon ten (10) days prior written notice to Executive for Good Cause.  In the event of a termination by the Company for Good Cause, Executive shall have no right under this CoC Severance Policy to any severance compensation.

(iv)

Termination by the Company Without Good Cause or by Executive with Good Reason.  The Company may terminate Executive’s employment without Good Cause during the Change of Control Period upon the approval of a majority of the members of the Board, excluding Executive if Executive is a member of the Board.  Executive may terminate Executive’s employment with Good Reason during the Change of Control Period upon ten (10) days prior written notice to the Company.  For purposes of this paragraph 4(a)(iv), any good faith determination of “Good Reason” made by Executive shall be conclusive.  Should the Company terminate Executive’s employment without Good Cause during the Change of Control Period or should Executive terminate Executive’s employment with Good Reason during the Change of Control Period, the Company shall, for a period of eighteen (18) months after termination, pay to Executive on each regular payroll date as in effect on termination a pro-rata amount equal to the sum of (A) two hundred percent (200%) of Executive’s Base Salary in the case of the CEO and one hundred fifty percent (150%) in the case of any other Executive and (B) two hundred percent (200%) of Executive’s Targeted Bonus in the case of the CEO and one hundred fifty percent (150%) in the case of any other Executive, in each case for the fiscal year during which termination occurs.  Further, if during the Change of Control Period the Company terminates Executive’s employment without Good Cause or Executive terminates Executive’s employment with Good Reason, (1) the Company shall, for a period of eighteen (18) months after termination, continue the Insurance Coverage if and to the extent required by COBRA by way of making the family medical insurance premium payments contemplated by COBRA; (2) the Company shall, for a period of eighteen (18) months after termination, maintain life insurance coverage comparable to that provided immediately prior to termination, if any, with the beneficiary designated by Executive; and (3) Executive shall be entitled to receive all other accrued but unpaid benefits relating to vacations, Insurance Coverage, and other executive perquisites through Executive’s last day of employment.

(v)

Resignation by Executive Without Good Reason.  Executive may without cause and without Good Reason terminate Executive’s own employment during the Change of Control Period, effective thirty (30) days after written notice is provided to the Company or such earlier time as any such resignation may be accepted by the Company.  If Executive resigns or otherwise terminates Executive’s employment without Good Reason, Executive shall receive no severance compensation under this CoC Severance Policy.

(vi)

Effect on Equity Incentives.  In the event Executive is terminated during the Change of Control Period by the Company without Good Cause or by Executive with Good Reason, all unvested equity incentives (which shall not include “market stock units” that vest based on the achievement of a specified level of total stockholder return compared with a predetermined stock index over a performance period) held by Executive shall vest as of the day immediately preceding any such termination of Executive’s employment, provided that any equity incentives granted prior to the date hereof that included specific provisions regarding accelerated vesting shall be unchanged.  In addition, any vested stock options (including those vested as a result of this paragraph 4(a)(vi)) held by Executive shall be exercisable for ninety (90) days after the termination of Executive’s employment, but not beyond their original term.

5.Certain Reduction of Payment by the Company.

(a)

Potential Section 280G Reductions.  Notwithstanding anything in this CoC Severance Policy to the contrary, in the event that it shall be determined that any payment, distribution, or other action by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this CoC Severance Policy or otherwise (a “Payment”)) would result in an “excess parachute payment” within the meaning of Section 280G(b)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and the value determined in accordance with Section 280G(d)(4) of the Code of the Payments, net of all taxes imposed on Executive (the “Net After-Tax Amount”), that Executive would receive would be increased if the Payments were reduced, then the Payments shall be reduced by an amount (the “Reduction Amount”) so that the Net After-Tax Amount after such reduction is greatest.  For purposes of determining the Net After-Tax Amount, Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(b)

Determinations.  Subject to the provisions of this paragraph 5(b), all determinations required to be made under this paragraph 5, including the Net After-Tax Amount, the Reduction Amount, and the Payment that is to be reduced pursuant to paragraph 5(a), and the assumptions to be utilized in arriving at such determinations, shall be made by the Company’s independent registered public accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company.  The Accounting Firm’s decision as to which Payments are to be reduced shall be made (i) only from Payments that the Accounting Firm determines reasonably may be characterized as “parachute payments” under Section 280G of the Code; (ii) first, only from Payments that are required to be made in cash; (iii) only with respect to any amounts that are not payable pursuant to a “nonqualified deferred compensation plan” subject to Section 409A of the Code, until those payments have been reduced to zero; and (iv) in reverse chronological order, to the extent that any Payments subject to reduction are made over time (e.g., in installments).  In no event, however, shall any Payments be reduced if and to the extent such reduction would cause a violation of Section 409A of the Code or other applicable law.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.

6.Release of Claims. The Company’s obligations under Section 4 are contingent upon Executive’s executing (and not revoking during any applicable revocation period) a valid, enforceable, full and unconditional release of all claims Executive may have against the Company (whether known or unknown) as of the date of termination in such form as provided by the Company no later than sixty (60) days after the date of termination. If the foregoing release is executed and delivered and no longer subject to revocation within 60 days after the date of termination, then the following shall apply:

(a)

To the extent any payments due to Executive under Section 4 are not “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, then such payments shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this CoC Severance Policy had such payments commenced after the date of Employment Termination, and any payments to be made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced after the date of termination.

(b)

To the extent any payments due to Executive under Section 4 above are “deferred compensation” for purposes of Section 409A, then such payments shall commence upon the sixtieth (60th) day following the date of termination. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this CoC Severance Policy had such payments commenced after the date of termination, and any payments to be made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the date of termination.

7.Resignation from Directorships. The Company’s obligations under Section 4 are further contingent upon Executive’s written voluntary resignation, concurrent with or prior to the execution and delivery to the Company of the release of claims referenced in Section 6 above, from all directorships held by Executive at the Company and its subsidiaries and affiliates.

8.Section 409A. Notwithstanding any provisions in this CoC Severance Policy to the contrary, if at the time of the termination the Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable as a result of such termination is necessary to avoid the additional tax under Section 409A, the Company will defer the payment or commencement of the payment of any such payments or benefits (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following the termination. Any monthly payment amounts deferred will be accumulated and paid to Executive (without interest) six months after the date of termination in a lump sum, and the balance of payments due to Executive will be paid as otherwise provided in this CoC Severance Policy. Each monthly payment described in this CoC Severance Policy is designated as a “separate payment” for purposes of Section 409A and, subject to the six month delay, if applicable, and Section 5 the first monthly payment shall commence on the payroll date as in effect on termination following the termination. For purposes of this CoC Severance Policy, a termination of employment means a separation from service as defined in Section 409A. No reimbursement payable to Executive pursuant to any provisions of this CoC Severance Policy or pursuant to any plan or arrangement of the Company shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A. This CoC Severance Policy will be interpreted, administered and operated in accordance with Section 409A, although nothing herein will be construed as an entitlement to or guarantee of any particular tax treatment to Executive.

9.Term.  This CoC Severance Policy will be effective as of June 28, 2019.  At first meeting of the Board or Committee in every third fiscal year following the date of effectiveness of this CoC Severance Policy, the Board or the Committee, as the case may be, will review the CoC Severance Policy and resolve to continue with, modify, or terminate the CoC Severance Policy.  If the Board or the Committee fails to take action regarding the CoC Severance Policy, the CoC Severance Policy will remain in effect in accordance with its then-current terms until such time as the Board or Committee takes action.